Exhibit 99.1

European Antitrust Authorities Clear Boeing’s Acquisition of Aviall

DALLAS, Aug. 18 /PRNewswire-FirstCall/ — Aviall, Inc. (NYSE: AVL - News) today announced that the European Commission has not raised any antitrust issues related to the proposed acquisition by The Boeing Company (NYSE: BA - News) of Aviall, and therefore cleared the transaction to proceed in the areas represented by this authority. Antitrust clearance in the U.S. was received in June and all other regulatory approvals that are needed as a condition of closing have now been obtained. A special meeting of Aviall’s stockholders has been scheduled for September 19, 2006 to vote on the transaction, with closing expected to occur shortly thereafter.

About Aviall, Inc.

Aviall, Inc. is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. Aviall is comprised of two operating units. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 220 manufacturers and offers approximately 700,000 catalog items from customer service centers located in North America, Europe, and Asia-Pacific. Aviall Services also offers a full line of aviation batteries, hoses, wheels and brakes, oxygen and paint services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates global eCommerce via its electronic marketplace that enables subscribers to buy and sell commercial parts, equipment and services, as well as provides eBusiness Services to the aviation, marine and defense industries. Additional information on Aviall is available at http://www.aviall.com .

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology.